EXHIBIT 10.107

CUSTOMER’S COPY

Deutsche Bank

LOAN AGREEMENT

In the Framework of the
KfW-Beteiligungsfonds (Ost) (117) Programme

This Loan Agreement is made

between

Deutsche Bank Aktiengesellschaft
Dresden Branch
Glacisstr. 2
01099 Dresden

- hereinafter called the “Bank” -

and

Southwall Technologies Inc.

1029 Corporation Way
Palo Alto, CA, 94303

- hereinafter called the “Presenter of Capital Investment”-

Article 1:  Granting of Loan

(1)   The bank shall grant a loan earmarked for a specific purpose to an amount of DEM 2,444,000.00 (in words: German Mark two million four hundred forty two thousand).

(2)   The bank will receive the loan funds from the Kreditanstalt für Wiederaufbau (herinafter called “KfW”) in the framework of the KfW–Beteiligungsfonds (Ost) program.

(3)   Apart from the General Terms and Conditions of the Bank in the then applicable version, the conditions of the KfW participation programs, version 12/98 for bank transmission, shall apply to this loan agreement, both being closely linked to this agreement, as well as the following conditions:

Article 2:  Earmarking

(1)   This loan shall be exclusively used for funding 100% of the share of the Presenter of Capital Investment to an amount of 2,442,000.00 in the Southwall Europe GmbH company, 01897 Großröhrsdorf (hereinafter called “receiver of capital investment”).

(2)   The Presenter of Capital Investment shall ensure that the funds transmitted to the Receiver of Capital Investment by the takeover of the share will be exclusively used for strengthening his basis of equity capital with a view to ensure co-financing of the following activities in Großröhrsdorf, town, district of Kamenz:

Machines & equipment:	DEM	23,100,100.00
Commercial building costs:	DEM	15,200,000.00
Total investment under the KfW’s commitment to grant credit:	DEM	38,300,000.00

The total funding shall be made in the following way:

Amount of capital investment:	DEM	2,442,000.00
Capital investment of the VMP Venture Management
Partners GmbH:	DEM	858,000,00
Grant /allowance in the framework of GA (joint task
“improvement of the regional economic structure”)	DEM	13,404,000.00
EKE (supplementary equity capital program)	DEM	4,890,000.00
Other long-term third party funds	DEM	13,500,000.00
Borrower’s own funds	DEM	3,206,000.00
Total Funding	DEM	38,300,000.00

The Presenter of Capital Investment shall monitor the earmarked use of the funds and provide evidence, accordingly, to both the Bank and the KfW, on the annexed form upon termination of the project.

The Presenter of Capital Investment shall keep records on his monitoring of the earmarked use of the participation funds.

(3)   The Presenter of Capital Investment shall notify the Bank instantly on any modification of the amount of capital investment or of the investment project or of the funding.

(4)   In the conditions of the KfW participation programs, version 12/98 for bank transmission, the KfW reserves the right to reduce the loan to the bank in due proportion, if the participation does not come true to the amount envisaged or if the ratio of participation should change.  The Bank, too, shall have the right to reduce the loan granted to the Presenter of Capital Investment accordingly in such case.
If the reduction concerns amounts already paid, the Bank shall immediately repay the amounts of reduction to the KfW.  The Presenter of Capital Investment, on his part, undertakes paying the respective amounts to the Bank immediately.

Article 3:  Payment

(1)   The loan shall be paid out 100 per cent.  It shall be fully transmitted to the Receiver of Capital Investment.  The net loan shall amount to DEM 2,442,000.00.

(2)   Prior to the payment, the undersigned subsidy statement for the KfW participation funds, the memorandum of association of the Receiver of Capital Investment and the annexed Side Letter shall be submitted to the KfW.

(3)   The loan shall be made available as soon as the Bank will have received the cover funds from the KfW.  The Presenter of Capital Investment is aware of the fact that the Bank cannot call the cover funds but on maturity of the payment under the participation agreement and after having submitted a copy of the undersigned participation agreement to the KfW.

(4)   If it turned out after payment, that the conditions for calling the payment of the loan had not been fully given, the respective amounts shall immediately be refunded to the Bank which in turn is obliged to repayment to the KfW.  The amounts concerned cannot be called again but when the conditions for calling them have been fulfilled.

(5)   The KfW may refuse payment of the loan funds if the conditions of payment are not fulfilled or if there are any reasons justifying that the loan be recalled.  If the Bank does not receive the cover funds from the KfW for any reason, it shall be released from its obligation of paying out the loan.

(6)   As of 08 July 1999, a commitment fee of 0.25% per month shall be paid upon demand from the KfW on any loan proceeds not yet paid.

(7)   The time of request for funds ends on 08 June 2000.  The Bank shall no longer be bound to this agreement, if the loan has not been called by that date or if no extension of the time limit for calling has been granted by the KfW on timely request.

(8)   The loan shall be entered in the books via special account N° 5390745 30 in the name of Southwall Technologies Inc., Palo Alto.

Article 4:  Interest Rate

(1)   The loan shall be granted on an interest rate of 5.75% p.a.  The obligation of paying interest shall begin from the day following the day of payment (day of transfer) of the loan by the KfW pursuant to Art3 (2).  It shall end the day when the KfW will have received the amortization payment.  Payments of interest are due quarterly ex post facto on 31 March, 30 June, 30 September, and 30 December of every year.

(2)   With a view to comply with the KfW’s time requirements, the Bank will debit the account N° 5390745 00 (sic! – translator’s note) in the name of Southwall Technologies Inc., Palo Alto, in due time.

Article 5:  Repayment

(1)   The loan shall be repaid in a single amount on 30 June 2009.  Premature repayment shall not be permissible but after prior consent of the Bank and the KfW.

Article 6:  Accelerated Maturity

The loan shall be due for instant repayment, if the Bank should be obliged to repayment to the KfW or if participation in the repayment should be recalled.  Premature repayment of the loan shall require the Bank’s prior content, unless caused by complete or partial termination of participation by the Receiver of Capital Investment.  The Bank shall be entitled to pre–payment indemnity in cases of premature repayment of the loan on prior consent.

Article 7:  Consequences of Delay

If the Presenter of Capital Investment has failed to effect any payment (e.g., interest) to the Bank in due time, the Bank shall be entitled to indemnification for the arrears of 3% p.a. above the then applicable basic interest rate (as subsequent interest rate of the discount rate, pursuant to the Discount Transitional Act).
If the delay exceeded one month, the Bank may recall the full amount of the loan demanding immediate repayment.

Article 8:  Assignment/Providing Security

(1)   The Presenter of Capital Investment is aware of the fact that the Bank will assign the money due under the loan plus any incidental claims to the KfW.  However, the Bank shall remain entitled to collecting the assigned receivables in the course of its orderly business.

(2)   The Presenter of Capital Investment shall assign, by separate statement, all and any claims and rights resulting from the participation, as far as being financed from this loan, including any incidental claims (although not the equity participation as such) to the Bank as security for this loan, independent on whether they have already accrued or whether are will accrue.  The Receiver of Capital Investment shall confirm such assignment by separate statement.

(3)   The Presenter of Capital Investment shall not have the right to have security provided without prior consent by the KfW, unless such security is provided as suretyship or guarantee or the like provided by shareholders or members of their families with a view to correcting shifts in property or limitations of liability resulting from the structure of the Receiver of Capital Investment’s company.  Securities that have been provided under this paragraph shall be assigned to the Bank.

(4)   The following kind of security for the portion of the loan made available under the Bank’s commitment shall additionally be used or provided, - in accordance with separate agreement also beyond the purpose of security -:

Mortgaging deposited values

(5)   The joint liability of securities pursuant to the General Terms and Conditions and/or special agreement shall remain unaffected.

Article 9:  Interest Surcharge

(1)   The interest rate payable by the Presenter of Capital Investment pursuant to Art. 4 §(1) shall increase by 3% p.a. retrospectively from the day of payment under Art. 14 §(1) (a) or (b), or, in the cases under Art. 14 §(1) (c), (e) or (f) from the day of the event that lead to the termination, however, to at least 2% p.a. over the then applicable basic interest rate (as subsequent interest rate of the discount rate, pursuant to the Discount Transitional Act).  Payment of the interest is due on first demand of the Bank.

(2)   The above interest surcharge shall be charged also if the Presenter of Capital Investment does not use the funds made available to him immediately for the earmarked purpose or if he does not return them in case of missing possibilities of using them or if he fails notifying the Bank on a necessary reduction, calculated as from the time of the respective breach of duty.

Article 10:  Indemnity

(1)   In accordance with the KfW’s commitment to grant credit to the Bank, the Bank shall be indemnified to a percentage of 50% of the liability for the loan, subject to subclause 2., 7. §§(1) – (7) of the Conditions of the KfW-Beteiligungsfonds (Ost) for bank transmission.

(2)   The Presenter of Capital Investment shall not be indemnified against liability.  The Bank will assert outstanding accounts against the Presenter of Capital Investment and transfer the share of the proceeds that exceeds its share in the liability to the KfW.

(3)   Complementing subclause 7 (6) of the Conditions of the KfW-Beteiligungsfonds (Ost) for bank transmission in their version 12/98, the Presenter of Capital Investment shall be obliged to pay completely the interests agreed on till the deficiency.

(4)   The Presenter of Capital Investment shall notify the Bank on any receipt of reflux after maturity of the loan and to pay out such reflux to the Bank.

Article 11:  Duties to Provide Information

(1)   The Presenter of Capital Investment shall be obliged to submit one copy of his annual financial statements (annual balance sheet and profit and loss account), unless the Presenter of Capital Investment be a private person, and those of the Presenter of Capital Investment himself, together with the necessary comments, to the Bank once in a year.  The Bank shall transmit these documents to the KfW.  In the case of any delay in the preparation of the annual financial statements, interim figures shall be submitted.  The Presenter of Capital Investment shall immediately notify the Bank on any essential event occurring to himself or to the Receiver of Capital Investment, particularly on any change in the amount of participation or on the relationship between partners or on the participation quota.  As regards the Receiver of Capital Investment, this shall also apply to any take–over or disposal of participations in other enterprises, as well as to concluding or canceling or amending of partnership agreements, and to transferring the Receiver of Capital Investment in whole or in part.

(2)   The Bank, and also the KfW upon coordination with the Bank, shall have the right any time to verify the Presenter of Capital Investment’s use of the earmarked loan by examining the business records and the books of the Presenter of Capital Investment and by obtaining information on his financial situation.  The KfW shall have the right to have a certified public accountant do such verification and examination with the Bank and the Presenter of Capital Investment at the expense of the Presenter of Capital Investment.  The Presenter of Capital Investment shall ensure that such rights of verification and examination can also be exercised towards the Receiver of Capital Investment as regards the refinanced participation of the KfW and the Bank.

In view of the right of verification and examination conferred to the Federal Audit Office pursuant to Art. 91 of the Federal Budget Regulations, the Presenter of Capital Investment shall ensure that he obtains all documents from the Receiver of Capital Investment which the Federal Audit Office deems necessary.

Article 12:  Participation Agreement

(1)   The Presenter of Capital Investment shall be obliged to refer explicitly to the KfW-Beteiligungsfonds (Ost) program in the agreement to be concluded between him and the Receiver of Capital Investment.

(2)   The Presenter of Capital Investment shall be obliged to conclude the participation agreement in a way complying with the stipulations of this loan agreement and of the Conditions of the KfW-Beteiligungsfonds (Ost) program for bank transmission.

(3)   The Presenter of Capital Investment and the Receiver of Capital Investment shall mutually agree on a remuneration for participation customary in the market.
An appropriate portion of the remuneration for participation shall be agreed on dependent on the profit.

(4)   The participation agreement shall stipulate that the Receiver of Capital Investment may terminate participation any time in whole or in part with 12 months’ notice.  If the participation relationship is terminated, the capital which the Presenter of Capital Investment had made available to the Receiver of Capital Investment by virtue of this agreement shall be repaid to the Presenter of Capital Investment in one single amount proportionally to the share called in.

(5)   The Presenter of Capital Investment shall stipulate his right to be repaid the capital placed at the Receiver of Capital Investment’s disposal in a way that in the case of a settlement or bankruptcy his claim will rank after the other creditors of the company but before the claims of the shareholder(s) and his/their relatives.

(6)   In the participation agreement, the Presenter of Capital Investment shall reserve the right to make legal transactions and legal acts, which exceed the scope of ordinary business operations and which might have an considerable impact on the financial and earnings situation of the Receiver of Capital Investment, dependent on his prior consent.
The Presenter of Capital Investment shall reserve the right to terminate the participation agreement prematurely for important reasons, particularly for reasons mentioned under Art. 14 §(1) (b), (c), or (g).  He shall notify the Bank immediately on such termination.

(7)   The participation agreement shall stipulate the right of the Bank and the KfW any time to verify the use of the earmarked loan, to examine the business records and the books of the Receiver of Capital Investment, and to obtain information on his financial situation.

(8)   Prior to the payment of the loan valuta, a copy of the undersigned participation agreement shall be submitted to the Bank to be transmitted to the KfW.  The agreement must not give any grounds for objection.

(9)   Any modifications of the participation agreement shall require the KfW’s consent in writing.

Article 13:  Modifications Requiring Consent

(1)   The Presenter of Capital Investment shall have to obtain the KfW’s prior consent via the Bank, if he wishes to reduce or terminate participation before the time of repayment fixed in the promise of credit.

(2)   Claims from this loan agreement shall not be assigned or mortgaged but on the KfW’s consent.  The same applies to any claims from the participation agreement; the Presenter of Capital Investment shall reach mutual agreement with the Receiver of Capital Investment to this respect.

Article 14:  The Bank’s Right of termination

(1)   The Bank shall have the right any time to recall the loan for important reasons and to demand immediate repayment of the loan valuta, including accrued interest, particularly if

(a) the Presenter of Capital Investment has obtained the loan wrongfully or if the loan has not been used for the purpose it was earmarked for;

(b) the conditions of the assumption of the participation had not been given or the funds from the participation had not been used for the purpose it was earmarked for,

(c) the conditions of granting the loan or of share takeover have subsequently changed or become inapplicable (e.g., because of sale of the enterprise or units of the enterprise of the Receiver of Capital Investment, or change of the status of ownership or participation relationship), or in any of the cases of termination of the participation relationship,

(d) the Presenter of Capital Investment has made wrong statements on his financial situation, or if his financial situation has essentially worsened or if his property is considerably endangered or if other extraordinary conditions occur that endanger or delay or render impossible the fulfillment of the Presenter of Capital Investment’s obligation from this loan agreement,

(e) the Presenter of Capital Investment violated one of his other obligations under this agreement,

(f)  a condition occurred which gives the Presenter of Capital Investment the right of exceptional termination under the agreement.  For such case the Bank reserves the right of termination even if the Presenter of Capital Investment should not make use of his right of termination.

(g) or if, concerning the property of the Receiver of Capital Investment or his successor in title or his inheritance:

1.   wrong information has been given,

2.   insolvency proceedings (e.g., bankruptcy proceedings) have been instituted or refused for lack of assets,

3.   judicial composition or other official proceedings have been instituted that will lead to excluding individual execution,

4.   an extra judicial settlement (compromise involving additional time for payment, quota arrangement or winding–up composition arrangement) has been concluded, consented to by all creditors or a group of creditors comparable with one another,

5.   a judicial composition has not lead to full satisfaction for reason of repayment of the participation amount,

6.   the economic situation is so unfavorable that the Receiver of Capital Investment has suspended his payments altogether or to a substantial extent.

(2)   If the loan becomes due, pursuant to §(1) of this article or, prematurely due, pursuant to Art. 6, the Presenter of Capital Investment shall also pay an amount to the Bank which is equivalent to the interest that should have to be paid on the loan from the date of actual repayment until the final due date, taking into account the income from interest the Bank might have had if it had invested the amount of the credit in the meantime.  The Presenter of Capital Investment shall also bear any other expenses in connection with the termination.

(3)   The stipulation of Art. 7 (consequences of delay) shall apply accordingly.

(4)   The Bank shall be free to exercise its rights by virtue of these articles; non–use of such rights shall not be deemed a waiver of title.

(5)   If the Bank exercises its right of termination under §(1), the Presenter of Capital Investment shall instantly terminate participation, provided that this is permissible under the stipulations of Art. 12 §(6) clause 2.

Article 15:  Miscellaneous

Possible license fees payable by the Receiver of Capital Investment to the Presenter of Capital Investment shall not be paid but after prior consent of the KfW.

Article 16:  Place of Fulfillment and Jurisdiction

Place of fulfillment and Jurisdiction shall be Leipzig.

Article 17:  Final Provisions

(1)   If any one or more of the provisions hereof is or becomes invalid or unenforceable in whole or in part, the validity of the remaining provisions hereof shall not be in any way affected.  In such case, the parties to this agreement shall amend the agreement accordingly.

(2)   Any amendment or modification of this agreement and all statements and communications made between the parties to this agreement in the context of this agreement shall be furnished in writing.

The Presenter of Capital Investment is requested to declare his consent to this loan agreement by signing it in a legally binding way and returning the annexed copies of this letter.

Dresden, 14 Aug. 1999	Deutsche Bank AG
Dresden Branch
(signature)

Herewith I declare my consent to all conditions and provisions of this loan agreement:

(place)	(date)	Southwall Technologies Inc.

Annexes:	1) “Conditions of the KfW participation programs for bank transmission”
2) “Proof of Employment of Funds” form
3) Contract on the Assignment of Claims
4) Consent to the Assignments

[SEAL]

Übersetzungs- & Dohnetscherburo
Rosenstrass 77 01159 Drasden Tel/Fax 0351 434 Funktel, 0172/39 64 046
ARIANA DRESDEN

SIDE LETTER

Supplement to the partnership agreement of

Dear Sirs,

We are writing to you with reference to the above partnership agreement.

The capital stock of DM 3,300,000.– has been refinanced from the KfW-Beteiligungsfonds Ost):

- Southwall Technologies Inc.	DM 2,442,000.00
- VMP Venture Management Partners GmbH	DM 858,000.00

Herewith we acknowledge the general conditions of participation programs for bank transmission, version 12/98.

Southwall Technologies Inc.	Southwall Europe GmbH

Southwall Technologies Inc.

[SEAL]

Übersetzungs- & Dolmetscherburo
Rosenstrass 77 01159 Drasden Tel/Fax 0351 434 Funktel, 0172/39 64 046
ARIANA DRESDEN